UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2023

Adhera Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

8000 Innovation Parkway Baton Rouge, LA	70820
(Address of principal executive offices)	(Zip Code)

(919)-518-3748

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2023, Adhera Therapeutics, Inc., a Delaware corporation (“Adhera” or the “Company”) entered into an Assignment and Exchange Agreement (the “Agreement”) with Biodexa Pharmaceuticals PLC, a public limited company organized under the laws of England and Wales (“Biodexa”), and certain holders (the “Secured Noteholders”) of outstanding secured notes issued by Adhera (the “Secured Notes”) having a combined total amount of $7,832,927, pursuant to which Adhera agreed to assign all of its rights to the compound tolimidone under its license agreement dated August 20, 2021, as amended, with Melior Pharmaceuticals I, Inc., a Delaware corporation (“Melior”) to Biodexa in exchange for Biodexa agreeing to issue consideration to Adhera and the Secured Noteholders (as more specifically described below), and the Secured Noteholders in turn agreeing to the elimination and release of Adhera from the Secured Notes and the Secured Noteholders’ rights and interests and Adhera’s obligations incident thereto, subject in each case to the terms and conditions set forth in the Agreement.

In connection with the assignment, Biodexa agreed to pay $300,000 in cash to Adhera (the “Initial Cash Consideration”) and issue $2,000,000 of its American Depositary Shares (“Depositary Shares”), each Depositary Share representing 400 of Biodexa’s ordinary shares, nominal value £0.001 per share (the “Ordinary Shares”), valued at the final offering price per Class A Unit (“Class A Offering Price”) to be offered by Biodexa in a registered offering (the “Biodexa Offering”), to the Secured Noteholders. In addition, provided the Secured Noteholders, as a group, subscribe for not less than $4,000,000 of Class A Units in the Biodexa Offering, Biodexa agreed to pay a further $400,000 in cash to Adhera and issue a further $3,000,000 of its Depositary Shares, valued at the Class A Offering Price, to the Secured Noteholders. There is no guarantee the Secured Noteholders will purchase a sufficient amount of units in the Biodexa Offering to entitle Adhera to the additional payment contemplated by the Agreement. The Agreement also provides for additional payments, totaling $4,000,000 of Depositary Shares in the aggregate, to be issued to the Secured Noteholders upon the completion of a positive Phase II clinical study of tolimidone in Type-1 diabetes and upon the first commercial sale of tolimidone.

Upon receipt of the Depositary Shares issued pursuant to the Agreement as of the closing of the transactions contemplated thereby (the “Closing”), the Secured Noteholders have agreed to cancel and terminate, in full, their respective Secured Notes and any related security agreements and interests. The Closing is subject to customary closing conditions, including, among other things, the closing of the Biodexa Offering.

Further, in connection with the execution of the Agreement, Biodexa entered into a side letter agreement with Adhera under which Biodexa advanced to Adhera $60,000 of the Initial Cash Consideration, which will be credited against the Initial Cash Consideration payable at the Closing or, if the Closing does not occur by March 31, 2024, repaid in full by Adhera.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement and side letter agreement, copies of which are filed hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 9.01 Exhibits.

Exhibit No.	Exhibit
10.1	Assignment and Exchange Agreement*
10.2	Side Letter Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules, appendices and exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the Securities and Exchange Commission staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adhera Therapeutics, Inc.

Date: November 29, 2023
	By:	/s/ Zahed Subhan
	Name:	Zahed Subhan
	Title:	Chief Executive Officer